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                                                                   Exhibit 10.11

                     ASSIGNMENT OF LICENSE AGREEMENT BETWEEN
                         ISRAEL AIRCRAFT INDUSTRIES LTD.
                                       AND
                               BAR-ILAN UNIVERSITY

         THIS ASSIGNMENT AGREEMENT, made and entered into this 13th day of August, 1992, by and between ISRAEL AIRCRAFT INDUSTRIES LTD., a company duly registered in Israel (hereinafter referred to as the "ASSIGNOR") and MEDIS ISRAEL LTD., a company duly registered in Israel (hereinafter referred to as the "ASSIGNEE").

                              W I T N E S S E T H:

         WHEREAS, ASSIGNOR declares that it is a party to a License Agreement (the "Original License") between ASSIGNOR and BAR-ILAN UNIVERSITY ("Licensor"), the owner of the LICENSED PRODUCT; and

         WHEREAS, ASSIGNOR has invested in certain improvements to the LICENSED PRODUCT, including the development and fabrication of certain manufacturing tools and test equipment therefor; and

         WHEREAS, ASSIGNEE is desirous of obtaining from ASSIGNOR, and ASSIGNOR is willing and able to provide to ASSIGNEE, an assignment of all of the rights and assumption of obligations of the ASSIGNOR under the Original License; and

         WHEREAS, in conjunction with the aforesaid assignment, ASSIGNEE is also desirous of obtaining from ASSIGNOR, and ASSIGNOR is willing and able to provide to ASSIGNEE, the right and exclusive license to use certain of the know-how and hardware produced by ASSIGNOR in implementation of the Original License to the date of this Agreement, all in accordance with the terms and conditions set forth hereinbelow.

         NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
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ARTICLE I PREAMBLE AND EXHIBITS

The Preamble to this Agreement and all Exhibits attached hereto shall form an integral part hereof and are binding upon the parties.

ARTICLE II DEFINITIONS

For the purpose of this Agreement, the words and terminologies set forth hereinbelow shall have the following meanings:

(A) "Effective Date"                shall mean the date upon which this
                                    Agreement shall become effective as
                                    stipulated in Article IX hereof.

(B) "Improvement Data"              shall mean all data developed by ASSIGNOR in
                                    the improvement of the LICENSED PRODUCT, or in the design or fabrication of the Tooling and Test Equipment, to the date of this Agreement and shall include all patents and patent applications with respect thereto.

(C) "Know-How"                      shall have the same meaning as set forth
                                    under the Original License, and shall also include Improvement Data.

(D) "Licensed Patent"               shall have the same meaning as set forth
                                    under the Original License.

(E) "LICENSED PRODUCT"              shall mean the "Cellscan System" as defined
                                    in the Original License.

(F) "Licensor"                      shall mean Bar-Ilan University.


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(G) "Original License"              shall mean the License Agreement between
                                    Israel Aircraft Industries Ltd. and Bar-Ilan
                                    University with respect to the Cellscan
                                    System, dated October 17, 1991, as amended, a true, correct and complete copy of which is attached hereto as Exhibit "A".

(H) "Manufacture" and/or            shall mean to make or have made.
    "Manufactured"

(I) "Royalty Base"                  shall mean the gross proceeds (including
                                    market value of all consideration received) from all sales by ASSIGNEE and ASSIGNEE's sublicensees/assignees of the LICENSED
                                    PRODUCT, derivatives of the LICENSED PRODUCT and any accessories manufactured by or for ASSIGNEE or such sublicensees/ assignees, as well as any other income payable to ASSIGNEE or such sublicensee/assignee by a third party for any rights given to such third party in relation to the LICENSED PRODUCT, less any refunds or credits to customers.

(J) "Sell" and/or "Selling" and/or  shall mean to sell directly or through
    "Sale"                          selling agents, distributors,
                                    teamings/partnerships, and/or any other
                                    business relationship.


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(K) "Support"                       shall mean to repair, maintain, upgrade, and
                                    otherwise support the LICENSED PRODUCT
                                    directly or by contract with a third
                                    party/ies.

(L) "Tooling" and "Test Equipment"  shall mean the tooling and test equipment for the LICENSED PRODUCT listed on Exhibit
                                    "B" hereto.

ARTICLE III ASSIGNMENT AND ASSUMPTION

(A) Subject to Paragraph (B) below and all of the other terms and conditions of this Agreement, ASSIGNOR hereby assigns to ASSIGNEE, and ASSIGNEE hereby accepts such assignment of, ASSIGNOR's entire right, title and interest under the Original License, including, without limitation, all ASSIGNOR's rights and licenses with respect to the LICENSED PRODUCT and the Licensed Patents and Know-How, as well as ASSIGNOR's entire right, title and interest in and to the name "Cellscan," including good will;

(B) In consideration of the foregoing assignment, ASSIGNEE, subject to the terms and conditions of this Agreement, hereby agrees to assume the following obligations, all of which are listed, either specifically or generally, in Exhibit III(B):

         (1) all of the obligations payable to the Licensor under the original License, accruing on and after June 1, 1992, including without limitation all fees and royalties payable thereunder accruing after such date;

         (2) to the extent set forth in Exhibit III(B), the obligations of ASSIGNOR to repay amounts (including grants/loans/royalties) payable to the Chief Scientist of the Office of the Ministry of Trade and Industry; and


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         (3)      to the extent set forth in Exhibit III(B), all obligations of
                  ASSIGNOR under the executory contracts and instruments listed on Exhibit III(B).

(C) Notwithstanding the provisions of Paragraph (B) above, ASSIGNOR shall be obligated to make all payments to Licensor under the Original License due on or prior to June 1, 1992, and ASSIGNEE shall be obligated to make (or reimburse ASSIGNOR for) any payments due to the Licensor under the original License after June 1, 1992.

ARTICLE IV LICENSE GRANT ON IMPROVEMENT DATA AND

                           TOOLING AND TEST EQUIPMENT

(A) With respect to the Improvement Data and the Tooling and Test Equipment, ASSIGNOR hereby grants to ASSIGNEE the following rights and licenses:

         (1) An exclusive worldwide right and license to use the Know-How and the Tooling and Test Equipment to Manufacture, Sell, and Support the LICENSED PRODUCT;

         (2) A non-exclusive worldwide right and license to use the Know-How and the Tooling and Test Equipment in the design and development of improvements to the LICENSED PRODUCT; and

         (3) An exclusive worldwide right and license to use the Know-How and Tooling and Test Equipment to design, Manufacture, Sell and Support any derivative of the LICENSED PRODUCT which has a blood-related medical application or use.

(B) All of the rights and licenses granted to ASSIGNOR under Paragraph (A) above shall be for a period which is coextensive with the rights and licenses of ASSIGNOR under the Original License, unless earlier terminated as provided in Article IX hereof.

(C) ASSIGNOR shall not, during the term of this Agreement, engage in the marketing, promotion or sale of any product which is competitive with the LICENSED PRODUCT,


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         nor otherwise in any way take any action which would be or cause a breach of the Original License. ASSIGNEE shall not in any way take any action which would be or cause a breach of the Original License.

(D) ASSIGNEE is entitled to grant sublicense/s in respect of part or all of the rights granted to it under this Article IV, subject to ASSIGNEE's continuing direct responsibility to ASSIGNOR for the compliance by said sub-licensee with all of the provisions of this Agreement as if said sub-licensee and ASSIGNEE were the same party.

ARTICLE V FURNISHING OF TECHNICAL DATA AND IMPROVEMENT DATA

(A) Upon receipt of the payment referred to in Article VII(A)(1) below, ASSIGNOR will furnish ASSIGNEE with a complete set of all of the technical data received by ASSIGNOR under the Original License and a complete set of all of the Improvement Data.

(B) All data and other written information to be furnished by ASSIGNOR to ASSIGNEE under this Agreement shall be in the Hebrew or English language, as ASSIGNEE shall elect. ASSIGNEE shall have the right to make, and the right to cause to be made, such copies of such technical data and other written information as furnished hereunder by ASSIGNOR, in such quantities as may be required by ASSIGNEE to fulfill the scope of the rights and licenses granted by this Agreement.

ARTICLE VI TECHNICAL ASSISTANCE AND CONSULTATIONS

(A) ASSIGNOR agrees that it will furnish to ASSIGNEE, without cost, such technical assistance, consultations and advice as may be reasonably required by ASSIGNEE to implement the Know-How (including corrections thereto), and to Manufacture and/or Support the LICENSED PRODUCT.


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(B)      After completion of the implementation as aforesaid, ASSIGNOR shall, at the request of ASSIGNEE and upon reasonable terms and conditions to be agreed upon in each instance, assist ASSIGNEE in respect of ASSIGNEE's realization of its rights hereunder, such assistance to include technical and marketing assistance.

ARTICLE VII COMPENSATION

(A) In addition to and without limiting in any way ASSIGNEE's obligations under Article III(B), ASSIGNEE agrees to pay ASSIGNOR in consideration of ASSIGNOR's undertakings under this Agreement, the following:

         (1) A one-time fee of One Million United States Dollars (US$1,000,000.00), payable upon the Effective Date of this Agreement; plus

         (2) A royalty of six and one-half percent (6.5%) of the Royalty Base until such time as ASSIGNOR has been paid an aggregate royalty amount under this ARTICLE VII(A)(2) (from ASSIGNEE, as well as any sublicensees and/or assignees of ASSIGNEE) equal to Ten Million United States Dollars ($10,000,000) ; provided, however, that payment of such royalties shall also be subject to the provisions of Section 5(f) of a certain Amended and Restated Subscription and Shareholders Agreement dated May 26, 1992 among Medis Inc., ASSIGNOR and Cell Diagnostics Inc., a Delaware corporation ("CDS"). Subject to the foregoing provisions, the royalty shall be payable to ASSIGNOR by ASSIGNEE on an annual basis by March 31 of each year for the amounts due for the previous calendar year.

(B) [INTENTIONALLY OMITTED]


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ARTICLE VIII REPRESENTATIONS, WARRANTIES, PRODUCT LIABILITY, AND DEFECTS

(A)      ASSIGNOR hereby represents, warrants and declares that:

         (1) Exhibit III(B) hereto contains true, correct and complete copies of all documents (other than purchase and sale orders) relating to obligations of more than $5,000 assumed by ASSIGNEE pursuant to the provisions of Article III(B) hereof;

         (2) ASSIGNOR has not assigned, licensed, sublicensed or otherwise transferred to any party other than ASSIGNEE any of its right, title or interest under the Original License, including, without limitation, any right or license with respect to the LICENSED PRODUCT, Licensed Patents or Know-How, except for the rights granted pursuant to that certain Distributorship Agreement, dated as of March 17, 1991, between ASSIGNOR and Optikon Corporation, a company registered under the laws of Italy, a true, correct and complete copy of which Distributorship Agreement has previously been provided by ASSIGNOR to ASSIGNEE and initialed;

         (3) ASSIGNOR has the power to execute, deliver and perform this Agreement and has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, and this Agreement has been duly executed and delivered by it and is valid, binding and enforceable against ASSIGNOR;

         (4) No consent or approval of any person or entity (including, without limitation, any stockholder) and no consent, license, approval, authorization, or declaration of, or filing with, any governmental authority, bureau or agency, is or will be required in


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                  connection with the execution, delivery or performance by
                  ASSIGNOR, or the validity or enforcement of, this Agreement;

         (5) The execution and delivery by ASSIGNOR of this Agreement and the performance by it hereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign to which ASSIGNOR is subject or by which it may be bound or the certificate of incorporation or bylaws of ASSIGNOR or create (with or without the giving of notice or lapse of time, or both) a default under or breach of the Original License;

         (6) The Original License is in full force and effect. No claims have been made or actions or proceedings have been instituted or threatened against ASSIGNOR or, insofar as ASSIGNOR is aware, against Licensor, alleging any claim adverse to the rights represented by the Original License. No breach or default or event which with or without the giving of notice or lapse of time, or both, would constitute a default under or breach of the Original License on account of ASSIGNOR's act or failure to act has occurred. No claim asserting a breach of any of the provisions of the Original License has been made by any party thereto and no claim of infringement has been made by any third party against ASSIGNOR or, insofar as ASSIGNOR is aware, Licensor, with respect to the Original License or the rights licensed thereunder;

         (7) There are no outstanding judgments, actions or proceedings pending before any court or governmental authority, bureau or agency, or, to the best of


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                  ASSIGNOR's knowledge, threatened against or affecting ASSIGNOR relating to any of the transactions contemplated by this Agreement nor, to the best of ASSIGNOR's knowledge, is there any reasonable basis for the institution of any such action or proceeding;

         (8) Exhibit VIII(A)(1) attached hereto is a complete and accurate list of those patents and patent applications, trademarks, trademark applications, copyrights, copyright applications, service marks and trade names represented to ASSIGNOR by Licensor to be licensed to, or owned or used by ASSIGNOR, in connection with the manufacture, sale, use and operation of the LICENSED PRODUCT. ASSIGNOR has assigned to ASSIGNEE hereunder all of ASSIGNOR's licenses or other rights to manufacture and sell the LICENSED PRODUCT. There are no asserted or, to the ASSIGNOR's knowledge, unasserted claims of any third parties against ASSIGNOR or, insofar as ASSIGNOR is aware, Licensor, challenging the ownership of, or use by, ASSIGNOR of the Licensed Patents and Know How. There are no claims against ASSIGNOR or, insofar as ASSIGNOR is aware, Licensor, claiming invalidity of the Licensed Patents; and ASSIGNOR is not aware that the Licensed Patents conflict with, or infringe upon, any rights of any third parties;

         (9) To ASSIGNOR's knowledge, no party to the Original License or the distribution agreement referred to in paragraph (2) above has violated any of the restrictions contained therein relating to holding in confidence all proprietary information and trade secrets relating to the LICENSED PRODUCT;


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         (10)     There are no outstanding claims against ASSIGNOR based upon any damage caused by the faulty manufacture or faulty design of the LICENSED PRODUCT or defective documentation from ASSIGNOR on the proper operation and maintenance of the Licensed Product;

         (11) ASSIGNOR has not purchased any research and development services from the University pursuant to the provisions of paragraph 5.1.1 or 5.2 of the Original License, and the University understands that such research plans will be proposed by the Chief Scientist and that purchases will be made in the amounts of $250,000 for each of 1992 and 1993 in the amounts of $350,000 in each of 1994 and 1995.

         (12) The amount heretofore expended by ASSIGNOR against the total of $5 million provided for in paragraph 5.4 of the Original License is $2,252,000.

         (13) No royalties were paid or are payable to the University pursuant to the provisions of paragraph 8 of the original License.

         (14) Exhibit VIII (A)(14) hereto is a true, correct and complete copy of a consent and estoppel certificate of the Original Licensor under the Original License, which certificate has been duly authorized, executed and delivered by the Original Licensor and has not been revoked, amended or modified.

(B) ASSIGNEE agrees that it shall hold ASSIGNOR harmless from any claim to the extent such claim is based upon (1) a defect in the material or workmanship of ASSIGNEE or its subcontractors, sub-licensees, and/or assignees in the manufacture of the LICENSED PRODUCT, or (2) any action taken by ASSIGNEE which would be or cause a breach of the Original License or this Agreement, or (3) ASSIGNEE's sale/support of the


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         LICENSED PRODUCT, but in each case excluding incidental or consequential damages. As of June 1, 1992, no LICENSED PRODUCTS had been delivered by ASSIGNOR.

(C) ASSIGNEE shall maintain product liability insurance in respect of the LICENSED PRODUCTS manufactured by or for ASSIGNEE, provided that such insurance is available on a commercially reasonable basis. ASSIGNEE shall add ASSIGNOR and the Licensor under the Original License as additional insureds, with a waiver of a right of subrogation against ASSIGNOR and Licensor under the Original License, in any product liability insurance policy in respect of said LICENSED PRODUCTS obtained pursuant to the preceding sentence.

ARTICLE IX TERM

This Agreement shall be deemed to have come into force and effect on the date same is signed by the last of the two parties hereto to sign (the "Effective Date"), and shall continue in effect coextensively with the Original License, unless earlier terminated pursuant to Section 3(c)(i) of the Subscription and Shareholders Agreement, dated May 26, 1992, among Medis Inc., ASSIGNOR and CDS.

ARTICLE X NOTICES

(A) Any notice required or permitted to be given under this Agreement shall be in writing by certified mail or fax (followed by confirmation by certified mail) and be deemed effective upon receipt by the addressee at the following address:

        To ASSIGNEE:                       MEDIS ISRAEL LTD.
                                           Yehud Industrial Zone
                                           Israel
                                           Fax: 972-3-5315140
                                           Attention: Mr. Tzvi Rehavi


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        with a copy to:                    Rosenman & Colin
                                           575 Madison Avenue
                                           New York, NY 10022
                                           Fax: (212) 940-8776
                                           Attention: Arthur M. Borden, Esq.

        To ASSIGNOR:                       ISRAEL AIRCRAFT INDUSTRIES LTD.
                                           TAMAM Precision Instrument Plant
                                           Yahud, Israel
                                           Fax: 03-531 5140
                                           Attention: Mr. Yaakov Becker

Either party hereto may change the address to which any such notices are to be sent by providing written notice of such changed address to the other party.

ARTICLE XI ASSIGNMENT

(A) ASSIGNEE may, at any time upon the approval of ASSIGNEE's board of directors, assign this Agreement to a subsidiary of ASSIGNEE (i.e., wherein ASSIGNEE or ASSIGNEE's parent company owns at least fifty percent (50%) of the voting shares of the subsidiary), subject to ASSIGNEE's continuing direct responsibility to ASSIGNOR for the compliance by said assignee with all of the provisions of this Agreement as if said assignee and ASSIGNEE were the same party.

(B) ASSIGNOR may, by written notice to ASSIGNEE, assign or encumber for the benefit of a third party the payments due ASSIGNOR from ASSIGNEE hereunder, provided that ASSIGNEE shall not be required in any way to provide any information or otherwise communicate with such third party other than to make the payments hereunder when due, and provided further that ASSIGNOR shall have no claim against ASSIGNEE for making any payments to such third party if made in good faith in reliance on the written direction of ASSIGNOR.


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ARTICLE XII APPLICABLE LAW AND DISPUTE RESOLUTION

(A) This Agreement shall be governed, performed, interpreted, construed and enforced according to the laws of Israel. The rights and remedies set forth in this Agreement are in addition to any other rights and remedies provided in law.

(B) The parties hereto shall attempt to use their best efforts to reach an amicable settlement of any disputes and controversies arising under this Agreement. All disputes and controversies which cannot be amicably settled shall be decided by arbitration pursuant to rules of Israel Arbitration Law and Annexes thereto then in effect, as applied by the arbitrator in his discretion and conducted in Tel Aviv, Israel in front of a single arbitrator to be jointly selected by the parties or, if they cannot agree on a selection within 30 days after any party demands arbitration, to be appointed by the then President of the Israel Bar Association. The costs of any arbitration shall be allocated as deemed appropriate by the arbitrator. The award of the arbitrator shall be final and binding on the parties.

ARTICLE XIII INDEMNIFICATION

         ASSIGNOR shall indemnify ASSIGNEE and CDS and each of their respective directors, officers, employees, attorneys and agents (collectively, the "Indemnified Parties") against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements), but excluding incidental or consequential damages, suffered or incurred by any of them arising out of or resulting from a breach or alleged breach of any of the representations and warranties set forth in Article VIII hereof (collectively, the "Representations"), and any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements), but excluding incidental or consequential damages, suffered by any of the Indemnified Parties arising out of or related to


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investigating, preparing for, defending against, or providing evidence, producing documents or, taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any law or statute of any jurisdiction, or any regulation, which is alleged to arise out of or is based upon a breach of any of the Representations. The maximum amount payable by ASSIGNOR to or for the benefit (directly or indirectly) of CDS pursuant to this indemnity shall be equal to $1,000,000, plus interest thereon at a rata equal to Chemical Bank's prime rate as announced from time to time plus 1%, plus reasonable attorneys' fees and disbursements.

ARTICLE XIV CAPTIONS

The captions of the terms and conditions of this Agreement are for the convenience of reference only and shall not be construed as in any way limiting or extending the language or provisions to which the captions refer.

ARTICLE XV WAIVE

The failure of the ASSIGNOR or the ASSIGNEE to insist, in any one or more instances, upon strict performance of any of the terms of this Agreement or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment to any extent of ASSIGNOR's or ASSIGNEE's right (as the case may be) to assert or rely upon any such term or right on any future occasion.

ARTICLE XVI ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties, and supersedes all previous negotiations, representations, undertakings, and agreements heretofore made between the Parties in respect to the subject matter hereof. This Agreement shall not be varied by any oral agreement or representation, or


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         IN WITNESS WHEREOF, the parties hereto have, as of the date first hereinabove written, caused this Agreement to be executed by their respective duly authorized representatives in two (2) duplicate originals, one (1) of which is left with ASSIGNOR and one (1) with ASSIGNEE.


MEDIS ISRAEL LTD.                         ISRAEL AIRCRAFT INDUSTRIES LTD.


By:                                       By:
   --------------------------------          --------------------------------
     Name:                                     Name:
          -------------------------                 -------------------------
     Title:                                    Title:
           ------------------------                  ------------------------


                                          By:
                                             --------------------------------
                                               Name:
                                                    -------------------------
                                               Title:
                                                     ------------------------


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